Exhibit 99.1

Novavax Appoints Biopharmaceutical Industry Veteran Gregg Alton to Board of Directors

GAITHERSBURG, Md., November 3, 2020 (GLOBE NEWSWIRE) -- Novavax, Inc. (NASDAQ: NVAX), a late-stage biotechnology company developing next-generation vaccines for serious infectious diseases, today announced the appointment of Gregg Alton, J.D. to its Board as an independent Director. Mr. Alton brings extensive industry experience to his role on the Board of Directors, including more than 20 years at Gilead Sciences, where he served in an array of leadership roles across a portfolio of responsibilities.

Mr. Alton served as Gilead’s interim Chief Executive Officer from January 2019 until March 2019, before and after which he was Chief Patient Officer. During his tenure at Gilead, his wide-ranging roles included leadership of commercial operations in Europe, Asia, Latin America and Africa, as well as government affairs, public affairs and global medical affairs. He also served as General Counsel and Chief Compliance Officer.

“We welcome Gregg’s broad global experience at a pivotal time for Novavax, as we prepare to launch a Phase 3 trial in the U.S. for our COVID-19 vaccine candidate, and to progress NanoFlu toward FDA registration,” said Stanley C. Erck, President and Chief Executive Officer of Novavax. “Gregg’s broad perspective across multiple areas of the business and deep insight in infectious disease will be invaluable as we build our commercial organization and advance in our mission to promote improved health globally.”

Prior to joining Gilead, Mr. Alton was an attorney at the law firm of Cooley Godward, LLP, where he specialized in corporate finance transactions for healthcare and information technology companies. He currently serves on the Boards of Directors of Corcept Therapeutics, Enochian Biosciences, and was previously on the Boards of Pharmozyme Inc., Celladon Corp. and Oculus Innovative Sciences.

In addition to his corporate experience, Mr. Alton has served as a trusted advisor to several health-related advisory boards, including the President’s Advisory Council on HIV/AIDS at the U.S. Department of Health and Human Services. He also participates as a board member for a number of non-profit organizations, including Black Women’s Health Imperative, AIDSVu and the Boys and Girls Clubs of Oakland.

Mr. Alton received a bachelor's degree in legal studies from the University of California at Berkeley and a law degree from Stanford University.

“I am delighted to join Novavax’ Board of Directors and look forward to working with my fellow Board members and Novavax’ management team, who share my passion for helping protect millions of people across the globe from serious infectious diseases,” said Mr. Alton.

About Novavax
Novavax, Inc. (Nasdaq: NVAX) is a late-stage biotechnology company that promotes improved health globally through the discovery, development, and commercialization of innovative vaccines to prevent serious infectious diseases.  Novavax is currently conducting multiple clinical trials for NVX-CoV2373, its vaccine candidate against the virus that causes COVID-19, including a pivotal Phase 3 clinical trial in the United Kingdom to evaluate the efficacy, safety and immunogenicity in individuals aged 18-84 years of age.  NanoFlu™, its quadrivalent influenza nanoparticle vaccine, met all primary objectives in its pivotal Phase 3 clinical trial in older adults. Both candidate vaccines incorporate Novavax’ proprietary saponin-based Matrix-M™ adjuvant to enhance the immune response and stimulate high levels of neutralizing antibodies. Novavax is a leading innovator of recombinant vaccines; its proprietary recombinant technology platform combines the power and speed of genetic engineering to efficiently produce highly immunogenic nanoparticles in order to address urgent global health needs.

For more information, visit www.novavax.com and connect with us on Twitter and LinkedIn.

Novavax Forward-Looking Statements

Statements herein relating to the future of Novavax and the ongoing development of its vaccine and adjuvant products are forward-looking statements. Novavax cautions that these forward-looking statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include those identified under the heading “Risk Factors” in the Novavax Annual Report on Form 10-K for the year ended December 31, 2019, and Quarterly Report on Form 10-Q for the period ended June 30, 2020, as filed with the Securities and Exchange Commission (SEC). We caution investors not to place considerable reliance on forward-looking statements contained in this press release. You are encouraged to read our filings with the SEC, available at sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and we undertake no obligation to update or revise any of the statements. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

Contacts:

Investors

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240-268-2022

Media

Brandzone/KOGS Communication

Edna Kaplan kaplan@kogspr.com

617-974-8659